Exhibit 10.12

[Bank of America Merrill Lynch Letterhead]

AMENDED AND RESTATED MASTER CONFIRMATION

Date:             11th September, 2018 amending the Master Confirmation Dated 28 December, 2016

Party B details (recipient):		Party A details (sender):
To:	WORLD GOLD TRUST (f/k/a WORLD CURRENCY GOLD TRUST) (the “TRUST”), a Delaware statutory trust, acting in respect of SPDR® LONG DOLLAR GOLD TRUST (the “FUND”) (being “Party B”)	From:	MERRILL LYNCH INTERNATIONAL, a company organized under the laws of England and Wales (being “Party A”)

Attn:		Attn:	Commodity Confirmations Department

Email:		Email:

Re:	Confirmation of Transaction

Reference:	Not applicable

The purpose of this letter (this “Master Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B on the Trade Date specified below (the “Transaction”). This Master Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of 28 December, 2016, as amended and supplemented from time to time (the “Agreement”), between Merrill Lynch International (“Party A”) and SPDR® Long Dollar Gold Trust, a series of World Gold Trust (f/k/a World Currency Gold Trust) (“Party B”). All provisions contained in the Agreement govern this Master Confirmation except as expressly modified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2005 ISDA Commodity Definitions, including the Sub-Annexes thereto, all as amended, supplemented, updated, and restated from time to time (the “Commodity Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) (“ISDA”) (collectively, the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the terms of this Confirmation, this Confirmation will prevail.

This Confirmation evidences a complete and binding agreement between MLI and Counterparty as to the terms of the Transaction to which this Confirmation relates. Unless expressly defined in this Confirmation, defined terms herein shall have the same definition as set out in the ISDA.

Maximum Delivery Amounts:

(a)

Daily Maximum Bullion Delivery Value.    This Master Confirmation shall provide for Transactions on any one Pricing Day up to but not exceeding the Daily Maximum Bullion Delivery Value. In the event that the Daily Delivery Amount on any one Pricing Day exceeds the Daily Maximum Bullion Delivery Value; then Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder in respect of that Pricing Day.

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America. N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (‘Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., both of which are registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

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(b)

Aggregate Maximum Bullion Delivery Value.    This Master Confirmation shall provide for Transactions up to but not exceeding the Aggregate Maximum Bullion Delivery Value. In the event that the cumulative Daily Delivery Amount for all Transactions entered into under this Master Confirmation exceeds the Aggregate Maximum Bullion Delivery Value; Party A shall be entitled to refuse to accept to enter into any further Transactions hereunder.

Where:

“Daily Maximum Bullion Delivery Value” means USD 250,000,000 (two-hundred-fifty-million), where the Daily Delivery Amount in respect of Transactions on any one Pricing Day shall have been converted into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day; and

“Aggregate Maximum Bullion Delivery Value” means USD 4,000,000,000 (four billion) calculated by converting the sum of the Daily Delivery Amount for each Pricing Day up to and including the relevant Pricing Day into a USD value using the Bullion/U.S. Dollar Exchange Rate on the relevant Pricing Day. For the avoidance of doubt, the sum of the Daily Delivery Amount for each Pricing Day shall equal the total number of ounces of Bullion held by the Fund as a consequence of transactions entered into between the Parties under this Master Confirmation.

For the avoidance of doubt, each of the above limits shall operate severally and not jointly. And provided that, in the event the these provisions shall apply, the Parties shall enter into discussions with a view to agreeing between them the terms of a new Master Confirmation and a new Daily Maximum Bullion Delivery Value and Aggregate Maximum Bullion Delivery Value which shall apply to that Master Confirmation. On or before each anniversary of this Master Confirmation and otherwise upon the reasonable request of Party B, Party A agrees to use reasonable good faith efforts to increase the Daily Maximum Bullion Delivery Value and/or Aggregate Maximum Bullion Delivery Value in order to accommodate Party B’s business needs and to the extent such increase will not result in a materially adverse economic effect for Party A in respect of the Transactions.

Term of this Master Confirmation.    This Master Confirmation shall continue in effect until June 30, 2022 (the “Confirmation Expiration Date”). At least six months prior to the Confirmation Expiration Date, the Parties shall acting in good faith use all reasonable endeavours to agree the terms and conditions of a new Master Confirmation or other agreement between the parties for the provision of services relating to the Global Currency Gold Fund on and from the Confirmation Expiration Date. Notwithstanding anything to the contrary contained in this Master Confirmation or the Agreement, Party B shall have the right to terminate this Master Confirmation and the Agreement at any time in its sole discretion by giving written notice to Party A thereof without any payment or penalty, other than the payment of Unpaid Amounts in respect of any Transaction for which the Termination Date has not occurred.

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Commercial Terms

General:

Trade Date:	27th January, 2017

Commodity:	Bullion

Bullion:	Gold

Effective Date:	Trade Date

Termination Date:

In respect of each Transaction, the DDA Delivery Date.

Provided that, to the extent necessary to discharge any Final Delivery Amount, this shall include each such DDA Delivery Date following an Early Termination Date.

Delivery Dates:

In respect of a Transaction, the DDA Delivery Date; where the “Bullion Transaction Settlement Date” shall be that day which is two (2) Commodity Business Days following the Pricing Day on which the Fee Embedded Index Price and the Total Number of Shares has been calculated for that Transaction in accordance with Part 8 of the Agreement.

Provided that, to the extent necessary to discharge any Final Delivery Amount, this shall include each such DDA Delivery Date following an Early Termination Date.

Settlement:	Settlement by Delivery.

Term:	In respect of each Transaction, the period commencing on the Effective Date and ending on the Termination Date.

Business Day:	London, New York

Calculation Agent:	As per the Agreement. Whenever the Calculation Agent is required to act, it will do so in good faith and in a commercially reasonable manner and its determination and calculations shall be binding in the absence of manifest error.

Price Source:	The Index Sponsor (or its successor).

Pricing Day:	As per the Agreement.

Initial Price:	Not Applicable

Delivery Amount Details:

Fee Embedded Index Price:	As per the Adjustment Notice for the relevant Transaction.

Total Number of Shares:	As per the Adjustment Notice for the relevant Transaction.

Daily Delivery Amount:	Calculated pursuant to Appendix II of the Agreement and set forth in the Invoice for the relevant Transaction, and which shall appear as the “Total Invoice Amount XAU/OZ” in the Invoice (or as is otherwise agreed between the Parties from time to time). For the avoidance of doubt, the failure of a party to deliver the amount of Bullion set forth in the Invoice by the Bullion Transaction Settlement Date immediately following the date of the Invoice as a result of any event other than a Bullion Settlement Disruption shall constitute an Event of Default under Section 5(a)(i) of the Agreement with respect to the party failing to deliver the Bullion if such failure is not remedied on or before the first Local Business Day after

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notice of such failure is given to the party failing to deliver the amount of Bullion.

Daily Delivery Amount Payer:	As per Part 8 (Provisions in respect of Daily Delivery Amounts) of the Agreement.

Daily Delivery Amount Receiver:	As per Part 8 (Provisions in respect of Daily Delivery Amounts) of the Agreement.

Delivery Account Details:	As notified from time to time by the Daily Delivery Amount Receiver to the Daily Delivery Amount Payer.

Fee Details:

Fee Amount Payer:	Party B

Fee Amount:	The Fee Amount of 17 basis points (0.17%) per annum shall be included in the calculation of the Fee Embedded Index Price.

Provisions relating to Market Disruption:

Market Disruption Events:

For the purposes of this Master Confirmation and any Transaction, the “Market Disruption Events” specified for the purposes of the provisions of Section 7.4 of the Commodity Definitions shall not apply, and shall be replaced with the following “ Market Disruption Events” as set out below:

(i)   Price Source Disruption;

(ii)  Hedging Disruption/Change in Law; and

(iii)  Bullion Settlement Disruption.

For the avoidance of doubt, no “Additional Market Disruption Events” shall apply.

The following definitions shall apply for the purposes of the “Market Disruption Events” set out above:

“Price Source Disruption” means in respect of any Pricing Day and the Index, either: (i) the Index is not published and available on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor at 5:00 p.m. London time on such Pricing Day; or (ii) the Calculation Agent determines that the level of the Index displayed on the relevant display page of the Bloomberg or Reuters Monitor Money Rates service, or any successor, on such Pricing Day is manifestly incorrect.

“Hedging Disruption/Change in Law” means that, in relation to a Transaction:

(i)      (A) due to the adoption, enactment, ratification or promulgation of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation (including any action taken by a taxing authority), Party A determines acting in good faith and in a commercially reasonable manner that it has become impossible or impracticable for Party A to hold; acquire or dispose of any Hedge Position relating to such Transaction; or

(ii)     Party A determines acting in good faith and in a commercially reasonable manner that it is unable, after using commercially

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reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any Hedge Position relating to such Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or Hedge Position (and for this purpose Party A and Party B acknowledge and agree that a Hedging Disruption/Change in Law will occur under this sub-paragraph (ii) if Party A determines in good faith and in a commercially reasonable manner that it is unable, after using commercially reasonable efforts, to do either or both of (A) and (B) above in New York not with standing that Party A may be able to do so in another location or jurisdiction); or

(iii)    For any reason or cause whatsoever: (a) Party A will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) in any jurisdiction in which Party A chooses to perform its obligations under such Transaction which must also be one or more of the following jurisdictions: United States of America, United Kingdom, Japan, Hong Kong and any other jurisdiction which is the issuer of a Currency used in the Index, or any other jurisdiction notified by Party A to Party B from time to time in connection with which Party B has provided its consent (such consent not to be unreasonably withheld or delayed); (b) Party A has notified Party B or Party B’s agent by e-mail or fax (and in the case of notification to Party B’s agent only, confirmed by telephone) within one Local Business Day of a Party A Relevant Person becoming aware of such materially increased cost of (i) such materially increased cost, (ii) the date from which such materially increased cost would become applicable, and (iii) the revised terms of the relevant Transaction which would compensate Party A for such materially increased cost (as determined by Party A in a commercially reasonable manner); and (c) Party B does not agree to such revised terms or fails to respond to Party A in connection with such revised terms by the Notification Time. For the purposes of this sub-clause (c), “Notification Time” means six hours following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 10:00 a.m. (London time) on the Local Business Day falling immediately prior to the date specified in the notification referred to in (b) (ii) above as the date from which the materially increased cost set out therein will become applicable; provided that, if the date on which the notification referred to in (b) above is received by Party A falls on or after the Local Business Day falling immediately prior to the date set out in that notification as the date from which the materially increased cost will become applicable, the Notification Time shall be 60 minutes following the time of receipt of notification by Party B or Party B’s agent, as applicable, in accordance with (b) above or, if later, 2:30 pm (London time) on that day.

If a Hedging Disruption/Change in Law does not occur on account of Party B agreeing to the revised terms of the relevant Transaction as notified in accordance with (b) above but Party B subsequently gives written notice that it no longer wishes to continue that Transaction on such revised terms to Party A prior to 10:00 a.m. (London time) on a Local Business Day: then a Hedging Disruption/Change in Law will occur on that Local Business Day.

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For this purpose:

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) foreign exchange positions or contracts or (ii) Bullion positions; or (iii) any other instruments or arrangements (howsoever described), in each case by Party A in order to hedge, individually (in whole or in part) or on a portfolio basis, the Transaction. Without limitation to the generality of the foregoing, it is acknowledged and agreed that Party A may enter into Hedge Positions traded in locations outside its jurisdiction of incorporation (including, without limitation, New York) and/or through affiliates located outside Party A’s jurisdiction of incorporation (including, without limitation, New York). Inability to enter into such Hedge Positions may result in a Hedging Disruption/Change in Law occurring; and

“Party A Relevant Person” means an employee of Party A with the position of Vice-President, Executive Director or Managing Director (or other substantively equivalent title) of Party A and who is directly involved in or has responsibility for the trading or administration of Transactions at the time that such employee becomes aware of the relevant increased cost.

“Bullion Settlement Disruption” means, in respect of the Index and a Transaction, that: (i) the Daily Delivery Amount relevant to such Transaction is not deliverable on the day which would have been the DDA Delivery Date applicable to that Daily Delivery Amount on account of such day being a Bullion Settlement Disruption Day the (“Scheduled Delivery Date’’); and (ii) each of the four immediately following Bullion Business Days is also a Bullion Settlement Disruption Day in respect of the applicable Bullion. The date of the occurrence of a Bullion Settlement Disruption shall be such fourth Bullion Business Day immediately following the Scheduled Delivery Date.

A “Bullion Business Day” for this purpose shall be a Business Day on which the market operated by the Market Association for Bullion is open for the transaction of business.

Disruption Fallbacks:

For the purposes of this Master Confirmation and any Transaction, the “Disruption Fallbacks” specified for the purposes of the provisions of Section 7.5 of the Commodity Definitions shall not apply, and shall be replaced with the following “Disruption Fallbacks” as set out below:

(i)   For the purposes of a “Price Source Disruption”, the “Disruption Fallback” shall be “Fallback Reference Price”.

(ii)  For the purposes of a “Hedging Disruption/Change in Law”, the “Disruption Fallback” shall be “Hedging Disruption/Change in Law Termination”.

(iii)  For the purposes of a “Bullion Settlement Disruption”, the “Disruption Fallback” shall be “Cancellation and Payment”.

The following definitions shall apply for the purposes of the “Disruption Fallbacks” set out above:

“Fallback Reference Price” means, in relation to a Price Source Disruption and a Pricing Day, that the Calculation Agent will determine the “Closing Level” (being the closing level of the Index determined in

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accordance with the Index Rules in respect of such Pricing Day) as: (a) the Closing Level of the Index as displayed on the relevant display page of the Reuters Monitor Money Rates Service, or any successor at 5:00 p.m. London time on the relevant Pricing Day; or (b) if such Closing Level is not so displayed at such time or the Calculation Agent determines that the level of the Index as so displayed is manifestly incorrect the Closing Level of the Index in respect of such Pricing Day as may be notified to the Calculation Agent at its request by the Index Provider on and in respect of such Pricing Day. In the event that the Index cannot be determined pursuant to the preceding sentence and if a Price Source Disruption continues for a period of five (5) consecutive Pricing Days: (a) the Transaction will terminate on such fifth (5th) Pricing Day with immediate effect; (b) any Daily Delivery Amount(s) then outstanding and undelivered on and including such Pricing Day and attributable to the relevant Terminated Transaction on such date shall continue to be Delivered on each successive DDA Delivery Date until no further Daily Delivery Amount remains outstanding, in accordance with Part 8 of the Agreement as a Final Delivery Amount; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Hedging Disruption/Change in Law Termination” means, in respect of a Transaction which is subject to Hedging Disruption/Change in Law: (a) the Daily Delivery Amount determined in respect of the Pricing Day on which Party A notifies Party B of the occurrence or existence of such Hedging Disruption/Change in Law shall be deemed to be the Final Delivery Amount in accordance with Part 8 of the Agreement in respect of the Transaction so affected; (b) the Transaction shall terminate on such Pricing Day; and (c) subject to the fulfilment of the Delivery of such Final Delivery Amount as per (b) above, each Party shall be discharged from all further obligations in respect of any Delivery or otherwise in respect of that Transaction.

“Cancellation and Payment” means, if a Bullion Settlement Disruption occurs with respect to a Transaction then an Additional Termination Event will be deemed to occur without any notice or further action being required. That Transaction shall be the sole Affected Transaction, the Early Termination Date shall be the date of the occurrence of the Bullion Settlement Disruption and the Party which (in the absence of the Bullion Settlement Disruption) would have been required to make the relevant Delivery shall be the sole Affected Party. For the avoidance of doubt, the Early Termination Amount in respect of the aforementioned Additional Termination Event shall be payable in Bullion at such time as Bullion can be delivered.

Notice Provisions relating to Market Disruption:

Notifications:

For the purposes of this Master Confirmation and any Transaction, any notice provisions for the purposes of Section 7.4 and Section 7.5 of the Commodity Definitions shall, to the extent that they are inconsistent herewith, not apply, and shall be replaced with the following. Party A shall notify Party B in writing, in the manner provided for in this Agreement of:

(i)   the occurrence or anticipated occurrence of a Disruption Event in respect of the Index;

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(ii) the cessation of that Disruption Event; and (iii) the termination of any Transaction as a result of such Disruption Event, in each case promptly upon becoming aware of the same.

Additional Provisions:

Business Day Convention:	Following

Bullion Business Day Convention:	Following

Offices:	The Office of the Party A is: London, England The Office of the Party B is: New York, New York

Representations:	As per the Agreement.

Recording of Conversations:	Each Party to this Transaction acknowledges and agrees to the recording of conversations between trading and marketing personnel of the Parties to this Transaction, whether by one or the other or both of the Parties or their agents.

Counterparts:	This Confirmation may be executed in one or more counterparts (including by facsimile), each of which when executed and delivered shall be deemed to be an original instrument and all of which when taken together shall constitute one and the same agreement.

This Confirmation supersedes and replaces any other deal acknowledgment or confirmation (including any electronic or phone confirmation), if any, sent in connection with this Transaction on or prior to the date hereof, and any amendments, replacements or supplements to any electronic confirmation sent in connection with this Transaction after the date hereof. Please acknowledge your acceptance or request for amendment to this Confirmation as soon as possible (but in any event within one day) by email, fax or phone.

MERRILL LYNCH INTERNATIONAL		WORLD GOLD TRUST, acting in respect of SPDR® LONG DOLLAR GOLD TRUST

	/s/ Rupen Tanna		/s/ Gregory S. Collett
Name:	Rupen Tanna	Name:	Gregory S. Collett
Title: Date:	Managing Director; Authorised Signatory 11th September, 2018	Title:	Vice President, WGC USA Asset Management Co. LLC

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